Exhibit 4.3

[FORM OF FLOATING RATE NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (the “Depositary”) to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary and any payment is made payable to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until this Security is exchanged in whole or in part for certificated Securities registered in the names of the various beneficial holders hereof as then certified by the Depositary or a successor depositary, this Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary or to the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

LEGGETT & PLATT, INCORPORATED

Medium-Term Notes

Original Issue Date:	Interest Reset Period:
Stated Maturity Date:	Interest Reset Dates:
Issue Price (%):	Interest Rate Determination Dates:
Initial Interest Rate:	Index Maturity:
Base Rate:	Spread [±]
—Commercial Paper Rate	Spread Multiplier:
—LIBOR	Original Issue Discount Security: Yes ☐ No ☐
-Reporting Service:	Redeemable: Yes ☐ No ☐
-LIBOR Reuters	Redemption Commencement Date:
-LIBOR Telerate	Redemption Percentage:
—Treasury Rate	Annual Redemption Percentage Reduction:
—Prime Rate	Other Provisions:
—Federal Funds Rate
—CD Rate
—CMT Rate
-Designated CMT Telerate Page:
—Eleventh District Cost of Funds Rate
—EURIBOR
Maximum Interest Rate:
Minimum Interest Rate:
Interest Payment Period:
Interest Payment Dates:

OID: Yes ☐ No ☐

Total Amount of OID (%):

Yield to Maturity (%):

Initial Accrual Period OID (%):

No.	Principal Amount
$
CUSIP

LEGGETT & PLATT, INCORPORATED, a corporation duly organized and existing under the laws of Missouri (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to

or registered assigns, the principal sum of                     ,

Dollars on the Stated Maturity Date specified above, and to pay interest thereon from the Original Issue Date set forth above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, monthly, quarterly, semi-annually or annually, as specified above for the Interest Payment Period, in arrears on the Interest Payment Dates specified above in each year, commencing with the Interest Payment Date next succeeding the Original Issue Date specified above, and at Maturity, until the principal hereof is paid or made available for payment. Except as otherwise provided herein, the rate of interest to be so paid shall be the Initial Interest Rate specified above until the first Interest Reset Date specified above following the Original Issue Date and thereafter at a rate determined, in accordance with the provisions on the reverse hereof, by reference to the Base Rate specified above plus or minus the Spread, if any, specified above or multiplied by the Spread Multiplier, if any, specified above; provided that the interest rate for the ten calendar days prior to Maturity will be the one in effect on the tenth calendar day before Maturity. The interest so payable, and paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which is the date 15 calendar days prior to such Interest Payment Date (whether or not a Business Day (as hereinafter defined)). Notwithstanding the foregoing, (a) if the Original Issue Date of this Security is after a Regular Record Date and before the corresponding Interest Payment Date, interest so payable for the period from and including the Original Issue Date to but excluding such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Holder hereof on the related Regular Record Date; and (b) interest payable at Maturity shall be paid to the Person to whom principal shall be paid. Except as otherwise provided in the Indenture, any such interest not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and such Defaulted Interest may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and premium, if any, and interest, if any, on this Security, as aforesaid, will be made at the offices of JPMorgan Chase Bank, N.A., New York, New York or at such other office or agency as may be designated for such purpose by the Company from time to time and will be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or in the case of Holders of $1,000,000 or more in aggregate principal amount of the Securities of this series denominated and payable in U.S. dollars, by wire transfer to an account of the Person entitled thereto located in the United States, provided, that such Person shall have given the Paying Agent satisfactory wire transfer instructions by the Regular Record Date preceding the applicable Interest Payment Date, with reference to the identifying information concerning such Holder to be found in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to or the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:

LEGGETT & PLATT, INCORPORATED

By:

[REVERSE SIDE OF NOTE]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Senior Indenture, dated as of May 6, 2005 (such Indenture, together with any constituent instruments establishing the terms of particular Securities, being herein called the “Indenture”), between the Company and JPMorgan Chase Bank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be authenticated and delivered. The acceptance of this Security shall be deemed to constitute the consent and agreement of the Holder hereof to all of the terms and provisions of the Indenture. This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of other separate series, which may vary as to date, amount, Stated Maturity, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount.

Interest payments on this Security shall be the amount of interest accrued from the last day to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, from and including the Original Issue Date to but excluding the immediately succeeding Interest Payment Date.

Accrued interest on this Security shall be calculated by multiplying the principal amount of this Security by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factors calculated for each day in the Interest Payment Period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day shall be computed by dividing the interest rate applicable to such day by (a) the actual number of days in the year if the Base Rate is the CMT Rate or the Treasury Rate, as indicated on the face hereof or (b) 360, if the Base Rate is any other rate, as indicated on the face hereof. For purposes of making the foregoing calculation, the interest rate in effect on any day will be: (a) if the day is an Interest Reset Date, the interest rate determined as of the Interest Rate Determination Date for that Interest Reset Date, or (b) if the day is not an Interest Reset Date, the interest rate determined as of the Interest Rate Determination Date for the preceding Interest Reset Date (or, if none, the Initial Interest Rate). Unless otherwise specified on the face hereof, all percentages resulting from any calculation of the rate of interest hereon shall be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation shall be rounded to the nearest cent (with 0.5 of a cent being rounded upward).

Except as otherwise provided herein, commencing with the first Interest Reset Date specified on the face hereof following the Original Issue Date and thereafter upon each succeeding Interest Reset Date specified on the face hereof, the rate at which interest on this Security is payable shall be reset monthly, quarterly, semi-annually or annually as specified on the face hereof for the Interest Reset Period; and such rate, as so reset, shall be effective as of and for the related Interest Reset Date and for the balance of the related Interest Reset Period to but excluding the next succeeding Interest Reset Date. Unless otherwise specified on the face hereof, the Interest Reset Dates shall be, if the interest rate on this Security resets monthly, the third Wednesday of each month; if the interest rate on this Security resets quarterly, the third Wednesday of March, June, September and December of each year, if the interest rate on this Security resets semi-annually, the third Wednesday of each of the two months of each year specified on the face hereof; and if the interest rate on this Security resets annually, the third Wednesday of the month of each year specified on the face hereof; provided, however, that the interest rate in effect for the ten calendar days immediately prior to Maturity will be that in effect on the tenth calendar day preceding Maturity. If an Interest Reset Date for this Security would otherwise be a day that is not a Business Day (as hereinafter defined), such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, if the Base Rate specified on the face hereof is LIBOR or EURIBOR and such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction date (as described in the definition of Treasury Rate Determination Date below) shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

Anything herein to the contrary notwithstanding, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof. In addition, the interest rate hereon shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Unless otherwise specified on the face hereof, interest will be payable, if the interest rate on this Security resets monthly, on the third Wednesday of each month; if the interest rate on this Security resets quarterly, on the third Wednesday of March, June, September and December of each year; if the interest rate on this Security resets semi-annually, on the third Wednesday of each of the two months of each year specified on the face hereof; and if the interest rate on this Security resets annually, on the third Wednesday of the one month of each year specified on the face hereof (each such day being an “Interest Payment Date”).

If any Interest Payment Date other than a Redemption Date or the Stated Maturity would otherwise be a day that shall not be a Business Day (as hereinafter defined), such Interest Payment Date shall be postponed until the next succeeding Business Day and interest will continue to accrue, except that, if the Base Rate specified on the face hereof is LIBOR or EURIBOR and such next succeeding Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Stated Maturity or Redemption Date is not a Business Day, payments of principal and interest due on this Security may be made on the next succeeding Business Day, and no interest shall accrue on such amounts for the period from and after such Stated Maturity or Redemption Date, as the case may be, to such Business Day.

The Company shall appoint, and enter into an agreement with, an agent (the “Calculation Agent”) to calculate the interest rates on floating rate Securities (including this Security). Unless otherwise specified on the face hereof, JPMorgan Chase Bank, N.A. shall be the Calculation Agent. All determinations of interest rates by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holder hereof.

Subject to applicable provisions of law and except as specified herein, on each Interest Reset Date the rate of interest shall be the rate determined in accordance with the provisions of the applicable heading below.

Determination of Commercial Paper Rate

If the Base Rate specified on the face hereof is the Commercial Paper Rate, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to the Commercial Paper Rate, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

The Commercial Paper Rate for each Interest Reset Period shall be determined by the Calculation Agent on the Calculation Date (as defined below) and shall be (a) the Money Market Yield (as defined herein) as of the second Business Day prior to the related Interest Reset Date (a “Commercial Paper Rate Determination Date”) of the rate for commercial paper having the Index Maturity specified on the face hereof as such rate shall be published in H.15(519) (as hereinafter defined) prior to 3:00 P.M., New York City time on the Calculation Date relating to that Commercial Paper Rate Determination Date under the heading “Commercial Paper-Nonfinancial,” or if such rate is not so published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the Commercial Paper Rate for such Interest Reset Period shall be the Money Market Yield as of such Commercial Paper Rate Determination Date for commercial paper of the Index Maturity specified on the face hereof, as published in H.15 Daily Update (as hereinafter defined) under the heading “Commercial Paper-Nonfinancial” or (b) if that rate is not published in H.15(519), H.15 Daily Update, or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, the Money Market Yield of the arithmetic mean, determined after consultation with the Company, of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Rate Determination Date, of three leading dealers in commercial paper in New York City selected by the Company for commercial paper of the Index Maturity specified on the face hereof placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers so selected by the Company are quoting offered rates as described in this sentence, the Commercial Paper Rate for such Interest Reset Period shall be deemed to be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for such Interest Reset Period shall be the Initial Interest Rate).

“Money Market Yield” shall be a yield (expressed as a percentage rounded to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =	D x 360	x	100
360-(DxM)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which interest is being calculated.

The “Calculation Date” pertaining to any Commercial Paper Rate Determination Date shall be the earlier of (i) the tenth calendar day after such Commercial Paper Rate Determination Date or, if such date is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity as the case may be.

Determination of LIBOR

If the Base Rate specified on the face hereof is LIBOR, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to LIBOR, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

“LIBOR” for each Interest Reset Period shall be determined by the Calculation Agent for such LIBOR Note on the second London Business Day (as hereinafter defined) immediately preceding the applicable Interest Reset Date (a “LIBOR Determination Date”) as follows:

(i) The Calculation Agent shall determine either (a) if “LIBOR Reuters” is specified above as the Reporting Service, the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified on the face hereof, commencing on the Interest Reset Date, which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page (“LIBOR Reuters”) or (b) if “LIBOR Telerate” is specified above as the Reporting Service, the offered rate on the LIBOR Determination Date for deposits in U.S. dollars having the Index Maturity specified on the face hereof that appears on the Telerate Page 3750 as of 11:00 A.M.

London time, on that LIBOR Determination Date (“LIBOR Telerate”). “Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuters Money 3000 Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) “Telerate Page 3750” means the display designated as page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that Service or such other recognized service). If neither LIBOR Reuters nor LIBOR Telerate is specified on the face hereof, LIBOR will be determined as if LIBOR Telerate had been specified. On any LIBOR Determination Date, if fewer than two offered rates appear or no rate appears, as applicable, on the designated Reporting Service, LIBOR with respect to that Interest Reset Date will be determined as if the parties had specified the rate described in (ii) below.

(ii) The Calculation Agent shall request the principal London office of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide the Calculation Agent with its offered quotations of its rate for deposits in U.S. dollars for the period of the Index Maturity specified on the face hereof commencing on the Interest Reset Date to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount equal to an amount not less than $1,000,000 that is representative of a single transaction in that index currency in such market at such time. If at least two such quotations are provided, “LIBOR” for such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, “LIBOR” for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 A.M., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, for the period of the Index Maturity specified on the face hereof commencing on such Interest Reset Date, and in a principal amount of not less than $1,000,000 that is representative for a single transaction in that market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as described in this sentence, “LIBOR” for such Interest Reset Period shall be deemed to be the same as LIBOR for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for such Interest Reset Period shall be the Initial Interest Rate).

Determination of EURIBOR

If the Base Rate specified on the face hereof is EURIBOR, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to EURIBOR, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

“EURIBOR” for each Interest Reset Period shall be determined by the Calculation Agent for such EURIBOR Note on the second TARGET Settlement Day (as hereinafter defined) immediately preceding the applicable Interest Reset Date (a “EURIBOR Determination Date”) as follows:

(i) for any EURIBOR Determination Date, EURIBOR shall be the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the Index Maturity specified on the face hereof as that rate appears on the display on Moneyline Telerate, or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as Telerate Page 248, as of 11:00 a.m., Brussels time.

The following procedures will be followed if the rate cannot be determined as described above:

(ii) If the above rate does not appear, the Calculation Agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the EURIBOR Determination Date, to prime banks in the Euro-zone interbank market for the Index Maturity specified on the face hereof commencing on the applicable Interest Reset Date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

(iii) If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the Calculation Agent, after consultation with the Company, at approximately 11:00 a.m., Brussels time, on the applicable Interest Reset Date for loans in euro to leading European banks for a period of time equivalent to the Index Maturity specified on the face hereof commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

(iv) If the banks so selected by the Calculation Agent are not quoting as set forth above, EURIBOR will remain EURIBOR then in effect on the immediately preceding EURIBOR Determination Date (or, if no such rate is in effect, the interest rate hereon shall be the Initial Interest Rate).

“Euro-zone” means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

Determination of Treasury Rate

If the Base Rate specified on the face hereof is the Treasury Rate, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to the Treasury

Rate, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

The “Treasury Rate” for any Treasury Rate Determination Date (as defined below) for each Interest Reset Period shall be determined by the Calculation Agent on the Calculation Date (as defined below) and shall be the rate from the most recent auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified on the face hereof, as such rate appears under the caption “Investment Rate” on the display on Moneyline Telerate (or any successor service) (“Telerate”) on page 56 or 57 (or any other page as may replace such page or such service) or, in the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date, the bond equivalent yield of the rate for the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If the rate described in the preceding sentence is not published by 3:00 P.M., New York City time, on the Calculation Date, the “Treasury Rate” for such Interest Reset Period shall be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified on the face hereof are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the “Treasury Rate” for such Interest Reset Period shall be the rate set forth in H.15(519) under the heading “U.S. Government Securities/Treasury Bills/Secondary Market.” If the rate described in the preceding sentence is not published by 3:00 P.M., New York City time, on the Calculation Date, the “Treasury Rate” will be the rate for the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.” If such rate is not so published by 3:00 P.M., New York City time, on such Calculation Date, then the Treasury Rate for such Interest Reset Period shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified on the face hereof; provided, however, that if fewer than three of the dealers selected as aforesaid by the Calculation Agent are quoting bid rates as described in this sentence, then the “Treasury Rate” for such Interest Reset Period shall be deemed to be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for such Interest Reset Period shall be the Initial Interest Rate).

The “Treasury Rate Determination Date” for each Interest Reset Period shall be the day of the week during which the Interest Reset Date for such Interest Reset Period falls on which Treasury bills of the Index Maturity specified on the face hereof would normally be auctioned. As of the date of this Security, Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

The “Calculation Date” pertaining to any Treasury Rate Determination Date shall be the earlier of (i) the tenth calendar day after such Treasury Rate Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

Determination of CD Rate

If the Base Rate specified on the face hereof is the CD Rate, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to the CD Rate, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

The “CD Rate” for each Interest Reset Period shall be determined by the Calculation Agent on the Calculation Date (as hereinafter defined) and shall be the rate as of the second Business Day prior to the related Interest Reset Date (a “CD Rate Determination Date”) for negotiable certificates of deposit having the Index Maturity specified on the face hereof as published in H.15(519) prior to 3:00 P.M., New York City time on the Calculation Date under the heading “CDs (Secondary Market),” or, if not published by 3:00 P.M., New York City time, on the Calculation Date relating to such CD Rate Determination Date, the rate on such CD Rate Determination Date for negotiable certificates of deposit of the Index Maturity specified on the face hereof as published in H.15 Daily Update or other recognized electronic source under the caption “CDs (Secondary Market).” If such rate is not yet published in either H.15(519) or H.15 Daily Update or other recognized electronic source by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such CD Rate Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified on the face hereof in an amount that is representative for a single transaction in that market at that time; provided, however, that if fewer than three dealers so selected by the Calculation Agent are quoting as set forth above, the CD Rate with respect to such CD Rate Determination Date will be the CD Rate for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for the next succeeding Interest Reset Period shall be the Initial Interest Rate).

The “Calculation Date” pertaining to a CD Rate Determination Date shall be the earlier of (i) the tenth calendar day after such CD Rate Determination Date or, if such date is not a

Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity as the case may be.

Determination of Prime Rate

If the Base Rate specified on the face hereof is the Prime Rate, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to the Prime Rate, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

The “Prime Rate” for each Interest Reset Period shall be determined by the Calculation Agent on the Calculation Date (as hereinafter defined) and shall be the rate as of the second Business Day prior to the related Interest Reset Date (a “Prime Rate Determination Date”) as such rate is published in H.15(519) by 3:00 P.M., New York City time on the Calculation Date under the caption “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Prime Rate Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.” If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page as such bank’s prime rate or base lending rate in effect as of 11:00 A.M., New York City time, on such Prime Rate Determination Date. If fewer than four such rates, but more than one such rate, so appear on the Reuters Screen USPRIME 1 Page for such Prime Rate Determination Date, the Prime Rate shall be calculated by the Calculation Agent and shall be the arithmetic mean of the announced prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Determination Date by at least two major money center banks in The City of New York selected by the Calculation Agent (after consultation with the Company) to provide such rate or rates; provided, however, that if fewer than two such prime rates appear on the Reuters Screen USPRIME 1 Page, there shall be included in the group of rates whose arithmetic mean is to be so determined the prime rates or base lending rates, as of such Prime Rate Determination Date, of three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consultation with the Company); provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Determination Date will be the Prime Rate for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for the next succeeding Interest Reset Period shall be the Initial Interest Rate).

“Reuters Screen USPRIME 1 Page” means the display on the Reuters Money 3000 Service (or any successor service) on the “USPRIME1” Page (or such other page as may replace the USPRIME1 Page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

The “Calculation Date” pertaining to a Prime Rate Determination Date shall be the earlier of (i) the tenth calendar day after such Prime Rate Determination Date or, if such date is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity as the case may be.

Determination of Federal Funds Rate

If the Base Rate specified on the face hereof is the Federal Funds Rate, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to the Federal Funds Rate, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

The “Federal Funds Rate” for each Interest Reset Period shall be determined by the Calculation Agent on the Calculation Date (as hereinafter defined) and shall be the rate as of the Business Day prior to the related Interest Reset Date (a “Federal Funds Determination Date”) for Federal Funds as such rate is published in H.15(519) by 3:00 P.M., New York City time on the Calculation Date, under the heading “Federal Funds (Effective)” as such rate is displayed on Telerate Page 120. In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Determination Date, then the Federal Funds Rate shall be the rate on such Federal Funds Determination Date for U.S. dollar federal funds, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading “Federal Funds (Effective).” If by 3:00 P.M., New York City time, on such Calculation Date such rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, the Federal Funds Rate for such Federal Funds Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates for the last transactions in overnight Federal Funds arranged by three leading brokers of Federal Funds in The City of New York selected by the Calculation Agent (after consultation with the Company) as of 9:00 A.M., New York City time, on that Federal Funds Determination Date; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Determination Date will be the Federal Funds Rate for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for the next succeeding Interest Reset Period shall be the Initial Interest Rate).

The “Calculation Date” pertaining to a Federal Funds Determination Date shall be the earlier of (i) the tenth calendar day after such Federal Funds Determination Date or, if such date is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity as the case may be.

Determination of CMT Rate

If the Base Rate specified on the face hereof is the CMT Rate, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to the CMT

Rate, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

The CMT Rate for each Interest Reset Period shall be determined by the Calculation Agent on the Calculation Date (as defined below) and shall be the rate as of the second Business Day prior to the related Interest Reset Date (a “CMT Rate Determination Date”) displayed on Moneyline Telerate (or any successor service) on the designated CMT Telerate Page specified on the face hereof (or any other page that may replace such page on that service) by 3:00 P.M., New York City time, on the Calculation Date for such CMT Rate Determination Date under the caption “...Treasury Constant Maturity... Federal Reserve Board Release H.15 Monday Approximately 3:45 P.M.,” under the column for the Index Maturity specified on the face hereof for: (i) if the designated CMT Telerate Page is 7051, such CMT Rate Determination Date; or (ii) if the designated CMT Telerate Page is 7052, the week, or the month, specified on the face hereof, ended immediately preceding the week in which the related CMT Rate Determination Date occurred. If the CMT Rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the “Treasury Constant Maturity Rate” for the Index Maturity, as published in H.15(519); or if such rate is not so published prior to 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate for such Interest Reset Period will be the Treasury Constant Maturity Rate (or other such United States Treasury rate) for the Index Maturity for the CMT Rate Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent reasonably determines to be comparable to the rate formerly displayed on the designated CMT Telerate Page and published in H.15(519). If neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices, as of approximately 3:30 P.M., New York City time, on the CMT Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each a “reference dealer,”) in The City of New York. The Calculation Agent (after consultation with the Company) will select five reference dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued Treasury notes that are direct noncallable fixed rate obligations of the United States with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year. If the Calculation Agent cannot obtain three Treasury note quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Determination Date of three reference dealers in New York City (selected using the same method described above) for Treasury notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least $100,000,000. If three or four but not five reference dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of these quotations will be eliminated. If fewer than three reference dealers selected as aforesaid are quoting offered rates as described above, the CMT Rate for such Interest Reset Period shall be deemed to be the same as the CMT Rate for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for such Interest Reset Period shall be the Initial Interest Rate).

The “Calculation Date” pertaining to any CMT Rate Determination Date shall be the earlier of (i) the tenth calendar day after such CMT Rate Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity as the case may be.

Determination of Eleventh District Cost of Funds Rate

If the Base Rate specified on the face hereof is the Eleventh District Cost of Funds Rate, this Security shall bear interest for each Interest Reset Period at an interest rate calculated with reference to the Eleventh District Cost of Funds Rate, determined as set forth below, and the Spread or Spread Multiplier, if any, specified on the face hereof.

The Eleventh District Cost of Funds Rate for each Interest Reset Period shall be determined by the Calculation Agent on the Calculation Date (as defined below) and shall be (a) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the Eleventh District Cost of Funds Rate Determination Date occurs as displayed on the Telerate Page 7058 by 11:00 A.M., San Francisco time, on the Calculation Date for that Eleventh District Cost of Funds Rate Determination Date under the caption “Eleventh District,” or (b) if the rate is not displayed on the relevant page by 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions, of the Eleventh Federal Home Loan Bank District as announced (the “FHLB Index”) by the Federal Home Loan Bank of San Francisco for the calendar month preceding the date of announcement. If no announcement was made relating to the month preceding the Eleventh District Cost of Funds Rate Determination Date, the Eleventh District Cost of Funds Rate for such Interest Reset Period shall be deemed to be the same as the Eleventh District Cost of Funds Rate for the immediately preceding Interest Reset Period (or if no such rate was in effect, the interest rate hereon for such Interest Reset Period shall be the Initial Interest Rate).

“Eleventh District Cost of the Funds Rate Determination Date” means the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index.

The “Calculation Date” pertaining to any Eleventh District Cost of Funds Rate Determination Date shall be the earlier of (i) the tenth calendar date after such Eleventh District Cost of Funds Rate Determination Date or, if such day is not a Business Day the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity as the case may be.

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If, as specified on the face hereof, this Security is not an Original Issue Discount Security and is redeemable, this Security is subject to redemption at any time on or after the Redemption

Commencement Date specified on the face hereof, as a whole or in part, at the election of the Company, at the applicable redemption price (as described below) plus accrued interest to the date fixed for redemption. Such redemption price shall be the Redemption Percentage of the principal amount hereof specified on the face hereof for the twelve-month period commencing on the Redemption Commencement Date and shall decline for the twelve-month period commencing on each anniversary of the Redemption Commencement Date by a percentage of principal amount equal to the Annual Redemption Percentage Reduction specified on the face hereof until such redemption price is 100% of the principal amount of this Security to be redeemed.

If, as specified on the face hereof, this Security is an Original Issue Discount Security and is redeemable, this Security is subject to redemption at any time on or after the Redemption Commencement Date specified on the face hereof, as a whole or in part, at the election of the Company at the Amortized Face Amount of this Security as of the date fixed for redemption plus accrued interest, if any, to the date fixed for redemption. The “Amortized Face Amount” of this Security shall be the amount equal to (a) the Issue Price specified on the face hereof multiplied by the face amount hereof plus (b) that portion of the difference between such amount and the face amount hereof that has accrued at the Yield to Maturity specified on the face hereof (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated, but in no event shall the Amortized Face Amount of this Security exceed its stated principal amount.

Notice of redemption shall be given by mail to Holders of Securities in registered form, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series, of like tenor of any authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If, as specified on the face hereof, this Security is not an Original Issue Discount Security and if an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of this Security may be declared due and payable in the manner and with the effect provided in the Indenture.

If, as specified on the face hereof, this Security is an Original Issue Discount Security and if an Event of Default with respect to Securities of this series shall occur and be continuing, the Amortized Face Amount of this Security may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on this Security shall terminate.

The Indenture contains provisions for defeasance at any time of the Company’s obligations in respect of (i) the entire indebtedness of this Security or (ii) certain restrictive covenants with respect to this Security, in each case upon compliance with certain conditions set forth therein.

The Indenture permits, with certain exceptions as therein provided, the Company to enter into a supplemental indenture with the Trustee to amend certain provisions thereof and modify the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected and, for certain purposes, without the consent of the Holders of any Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series, of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons and, unless otherwise specified on the face hereof, in denominations of $1,000 and any amount in excess thereof which is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, except as provided in the Indenture, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered in the Security Register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

As used herein,

(1)	“Business Day” means any day, other than a Saturday or Sunday, which is (a) not a day on which banking institutions in New York City are authorized or required by law or regulation to remain closed, (b) if the Base Rate specified on the face hereof is LIBOR, a London Business Day, and (c) if the Base Rate specified on the face hereof is EURIBOR, a TARGET Settlement Day. “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. “TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open;

(2)	“Original Issue Discount Security” means any Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence and continuance of an Event of Default;

(3)	“H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System; and

(4)	“H.15 Daily Update” means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

All other terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

As provided in the Indenture, no recourse shall be had for the payment of the principal of or premium, if any, or interest on any Securities, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under this Security or the Indenture, against, and no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future of the Company or of any predecessor or successor corporation (either directly or through the Company or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and all the Securities are solely corporate obligations and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Securities.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

Dated:

JPMORGAN CHASE BANK, N.A., as Trustee

By:
Authorized Officer

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfer unto

[Please insert social security or other identifying number of assignee]

[Please print or typewrite name and address of assignee]

the within Security of LEGGETT & PLATT, INCORPORATED and does hereby irrevocably constitute and appoint ____________ ______________________________________________________________, Attorney, to transfer said Security on the books of the within-mentioned Company, with full power of substitution in the premises.

Dated:

Notice: The signature to this assignment must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatsoever.